Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Clark Walter	Cindy Klimstra
Corporate Public Relations	Director, Investor Relations
(847) 968-0728	(847) 968-0268

CDW Announces New Distribution Center to Expand Capacity
State-of-the-art Nevada facility slated to open by year end

VERNON HILLS, Ill. — February 23, 2005 – CDW Corporation (NASDAQ: CDWC), a leading provider of technology products and services to business, government, and education, today announced the signing of a lease for a 513,240 square-foot distribution center to be constructed in North Las Vegas, Nevada. The company expects the new facility to be completed and operational by year end.

The new facility will predominantly serve customers located in the Western United States and complements CDW’s existing 450,000 square-foot Vernon Hills, Ill. distribution center, which is nearing capacity following two expansions to its current size. Capital expenditures for the new distribution center are expected to be between $30 and $40 million in 2005 for machinery, equipment and leasehold improvements. CDW expects to incur between $5 and $6 million of operating and start-up costs related to the facility, primarily in the third and fourth quarters of 2005.

“This is an important milestone for CDW. The growth of our business has created an opportunity for us to expand our operations geographically and enhance CDW’s superior customer service,” said Doug Eckrote, senior vice president of purchasing and operations, CDW. “The speed and accuracy of our distribution systems are a key competitive advantage for us. Our new facility’s operations will allow us to improve efficiency and productivity, while enhancing our ability to respond with a sense of urgency to our customers’ IT needs.”

Under current plans, CDW’s North Las Vegas distribution facility will feature a product configuration center in a clean-room type setting. At approximately 25,000 square feet – more than three times the size of the company’s existing Enterprise Configuration Center in Vernon Hills – the center will offer expanded capability for CDW technicians to configure products to customers’ specifications.

To foster the company’s renowned “coworker-first” corporate culture at the new facility, CDW plans to transfer about 30 experienced coworkers to Nevada from Illinois on a permanent basis. Including these experienced coworkers, CDW will initially have 170 to 180 coworkers at the Nevada distribution center. The company plans to replace those coworkers transferred from its Vernon Hills facility.

Forward Looking Statement

Any forward-looking statements contained in this release are based on the Company’s beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company’s business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company’s business and prospects are discussed in the Company’s filings with the Securities and Exchange Commission.

About CDW
CDW® (NASDAQ: CDWC), ranked No. 376 on the FORTUNE 500, is a leading provider of technology products and services for business, government and education. CDW is a principal source of technology from top name brands such as Adobe, APC, Apple, Cisco, HP, IBM, Microsoft, Sony, Symantec, Toshiba and ViewSonic.

CDW was founded in 1984 and today employs approximately 3,800 coworkers. In 2004, the company generated sales of $5.7 billion. CDW’s direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company’s award-winning CDW.com web site, customized CDW@work™ extranets, CDWG.com web site and macwarehouse.com web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with approximately 120 factory-trained and A+ certified technicians on staff.

Additional information can be found by visiting CDW.com.

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